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                                                                  EXHIBIT 23.1.6

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" and to the incorporation of our report dated March 1, 1996 (except for Notes 5A and 11) as to which the date is August 16, 1996.), with respect to the financial statements of KSOL-FM and KYLZ-FM (Divisions of Crescent Communications, L.P.) for the nine months ended December 31, 1994 and year ended December 31, 1995 included in the Registration Statement on Form S-3 and the related Prospectus of Heftel Broadcasting Corporation for the registration of 3,500,000 shares of its Class A Common Stock.

                                               /s/ MILLER, KAPLAN, ARASE & CO.
                                           ------------------------------------
                                                Miller, Kaplan, Arase & Co.

North Hollywood, California

December 20, 1996